Exhibit 99

DARA BioSciences, Inc. Announces Results of Annual Meeting and

Implementation of a 16-for-1 Reverse Stock Split

Raleigh, NC, May 12, 2010 – DARA BioSciences, Inc. (the “Company”) (NASDAQ: DARA) announced today that at the 2010 Annual Meeting of Stockholders, the Company’s stockholders approved all of the proposals up for stockholder approval at the meeting. Among the proposals approved by stockholders was an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split to afford the Company’s board of directors the authority to implement a reverse stock split in the board’s discretion within the range of 2:1 to 16:1. The board of directors has determined to effect a reverse stock split at a ratio of 16:1 which will take effect at the start of trading on May 13, 2010. The main purpose of the reverse stock split is to enable the Company to regain compliance with the minimum $1.00 per share bid price requirement for continued listing of the Company’s common stock on The NASDAQ Capital Market. Additional information about the reverse stock split is contained in the Company’s proxy statement for the 2010 Annual Meeting of Stockholders which was filed with the SEC on April 12, 2010.

As a result of the reverse stock split, every sixteen outstanding shares of the Company’s common stock will be combined and converted into one share of common stock. The Company will not issue any fractional shares of common stock in connection with the reverse stock split. Stockholders of record who would otherwise have received a fractional share of the Company’s common stock, will instead receive a cash payment for the fractional share. The Company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “DARA” with the letter “D” added to the end of the trading symbol for 20 trading days after the implementation of the reverse stock split to indicate that a reverse stock split has been effected.

About DARA

DARA BioSciences, Inc. is a Raleigh, North Carolina based biopharmaceutical development company that acquires promising therapeutic candidates and develops them through proof of concept in humans for subsequent sale or out-licensing to larger pharmaceutical companies. Presently DARA has two drug candidates with cleared IND (Investigational New Drug) Applications from the United States FDA and are in clinical study. The Company has a pipeline of diverse drug candidates at various stages of development, with 82 granted patents and 56 pending applications (U.S. and foreign). The first drug candidate KRN5500 has successfully completed a Phase 2 clinical trial treating cancer patients for neuropathic pain. KRN5500 met its primary endpoint and was statistically significantly (p=0.03) better than placebo. A second Phase 2 clinical trial is planned to start during the second half of 2010. The second drug candidate DB959 is a highly selective, non-thiazolidinedione (TZD), first-in-class dual PPAR (peroxisome proliferator activated receptor) delta/gamma agonist in development for type II diabetes.

A Phase 1 clinical study for DB959 is underway and the Company plans to announce results in the second half of 2010. In addition, DARA owns CPT-1 inhibitors intended for topical application for patients with psoriasis, a library of DDPIV inhibitors and a diverse library of approximately 1800 PPAR agonists of various molecular modalities. PPAR receptors are found throughout the human body and recent publications report that PPAR agonists may be useful in the treatment of Alzheimer’s disease, cystic fibrosis, liver disease, and a variety of autoimmune diseases. Because its diverse PPAR library has the potential to address the unmet medical needs of these diseases, the company plans to explore several of these indications.

CONTACT: Cameron Associates, Inc.

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com